EXHIBIT 4.5

[FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS]

GENERAL FINANCE CORPORATION

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Units consisting of One Share of Common Stock and One Warrant to Purchase 0.5 Shares of Common Stock
 Issuable Upon Exercise of Rights at $____ per Unit

     Enclosed for your consideration is a prospectus dated [          ], 2010 (the “Prospectus”), relating to the offering by General Finance Corporation, a Delaware corporation (the ”  Company  ”), of subscription rights (the “ Rights Offering  ”) to purchase Units (the “ Units ”) consisting of one share of common stock and a three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00 per share by stockholders of record (“  Record Date Stockholders  ”) as of 5:00 p.m., New York City time, on [          ], 2010 (the “ Record Date ”).

     Pursuant to the offering, the Company is issuing one right (the “Rights”) for every two shares of our common stock held of record as of 5:00 p.m. Eastern Daylight Time to subscribe for one Unit, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                    ], 2010 and ends at 5:00 p.m., New York City time, on [          ], 2010, unless extended by the Company in its sole discretion (as it may be extended, the “ Expiration Date ”). The Rights, the Units and the shares of common stock and the warrant included in the Units will be listed on the NASDAQ Global Market. The Rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “GFNR” during the course of this offering.

     As described in the Prospectus, Record Date Stockholders will receive one (1) Right for every two shares of the Company’s common stock, $0.0001 par value, owned on the Record Date.

     One (1) Right will entitle the holder (the “Rights Holders”) at the subscription price of $____ per Unit (the “ Basic Subscription Right ”) to purchase one share of common stock and one three-year warrant to purchase 0.5 shares of common stock at an exercise price of $4.00 per share.

     Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “ Over-Subscription Right ”). If requests for Units pursuant to the Basic Subscription Right exceed the number of Units available, the Units will be allocated pro-rata among Rights Holders based upon the number of Rights then held. Each Over-Subscription Right entitles the holder to subscribe for additional Units (calculated prior to the exercise of any Rights), provided that the Company retains the right to limit the exercise of over-subscription privileges if such exercise would cause a change of control, as defined in the agreements governing the indebtedness of the Company and its subsidiaries. If sufficient remaining Units are available, all over-subscription requests will be honored in full. If requests for Units pursuant to the Over-Subscription Right exceed the remaining Units available, the remaining Units will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional Units or shares of common stock will be issued in the Rights Offering.

     The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

     Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2010;

2.	Subscription Rights Certificate; and

3.	A return envelope, addressed to Continental Stock Transfer & Trust Company, Attn: Reorganization Department, 17 Battery Place, 8 th Floor, New York, New York 10004 (the “ Subscription Agent ”).

     Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Rights Certificate and forward it, with payment of the subscription price in full for each Unit subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

     You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.
     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT: (800) 322-2885.